EXHIBIT 99.1
April 27, 2020 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 1st Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended March 31, 2020, of $1,002,000, a decrease of $191,000 from the same period the prior year.  Earnings per share for the first quarter of 2020 was $.21, compared to $.25 for the first quarter of 2019.  Return on average assets and return on average equity were .40 percent and 3.14 percent, respectively, for the first quarter of 2020, versus .47 percent and 4.08 percent, respectively, for the same period the prior year.
CEO Tom Wiseman commented, “No matter the circumstances, it is always disappointing to not report record earnings.  However, during this period of unprecedented challenge, it is the health, safety and welfare of our customers, employees and shareholders that is of utmost importance.  Our community bankers’ response to the COVID-19 pandemic has been nothing short of heroic.  OVB staff came up with new ways to serve our customers without contact, closed out Christmas Savings for customers that needed funds early, and extended hours at two of our drive-thru locations to 8 p.m. Monday through Saturday.  As of last week, our lending teams worked day and night to arrange loan payment deferments for over 1,000 customers and helped local small businesses gain over $2.6 million from the SBA Paycheck Protection Program.  Loan Central tax professionals distributed 3,000 stimulus payments to their tax refund loan customers.  I’m proud to say we were early to respond and proactive in our approach to protecting the physical and economic wellbeing of all our stakeholders.”
For the first quarter of 2020, net interest income decreased $1,383,000, or 12.1 percent, from the same period last year.  Contributing to the lower net interest income was the decrease in loan fees, the net interest margin and average earning assets.  Starting in 2020, the Company changed its business model for Loan Central’s assessment of fees for tax refund advance loans from only assessing loan fees for the tax refund loan to primarily assessing a fee for preparing the tax return in combination with a reduced loan fee.  This fundamental change in the fee structure was imposed upon the Company in order to comply with new regulation.  As a result, tax refund advance loan fees for the first quarter of 2020 decreased $709,000 from the same period last year.  The fee income for tax preparation services was recorded as noninterest income and is discussed below.  For the quarter ended March 31, 2020, the net interest margin was 4.34 percent, compared to 4.89 percent for the same period the prior year.  The reduction in tax refund advance fees lowered the net interest margin 30 basis points for the first quarter of 2020.  The remaining decrease in the net interest margin was related to the decrease in market rates.  The Federal Reserve reduced interest rates by 75 basis points during the second half of 2019 and another 150 basis points in March of 2020, which contributed to a decrease in yield on earning assets.  However, the average cost of interest-bearing liabilities actually increased due to interest rates on deposits lagging the decrease in general market rates.  Furthermore, certain deposits were already at or near their interest rate floor, which limited the Company’s ability to reduce deposit costs to the same magnitude as experienced on earning assets.  For the three months ended March 31, 2020, average earning assets decreased $17 million from the same period the prior year, primarily attributable to commercial and installment loan segments of the loan portfolio.
For the three months ended March 31, 2020, the provision for loan loss expense totaled $3,846,000, an increase of $1,469,000 from the first quarter of 2019.  For the three months ended March, 31, 2020, the provision for loan loss expense incurred was primarily related to net loan charge-offs of $1,390,000 and to an increase in general reserves related to the establishment of an economic risk factor for the coronavirus pandemic.  Based on declining economic conditions and increasing unemployment levels, management increased general reserves $1,942,000 to reflect higher anticipated losses due to the expected financial impact of the coronavirus on customers.  In association with this higher risk factor, the allowance for loan losses increased to 1.13 percent of total loans at March 31, 2020, compared to .81 percent at December 31, 2019 and 1.03 percent at March 31, 2019.
For the first quarter of 2020, noninterest income totaled $4,442,000, an increase of $2,596,000 from the first quarter of 2019.  During the first quarter of 2020, the Bank entered into a settlement agreement relating to the previously disclosed litigation the Bank had filed against a third-party tax software product provider for early termination of its tax processing contract.  Under the settlement agreement, the third-party paid a $2,000,000 settlement payment.  Further contributing to the increase was the Company’s change in its business model for assessing fees on tax refund advance loans.  By primarily charging for the tax preparation services, the Company recorded $615,000 in tax preparation fee income during the first quarter of 2020.
Noninterest expense totaled $9,519,000 for the first quarter of 2020, a decrease of $49,000 from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, decreased $81,000, or 1.5 percent, from the first quarter of 2019.  The decrease was primarily related to the expense savings associated with a lower number of employees from the sale of two branches in December 2019 and the voluntary severance program that was completed during the fourth quarter of 2019, which more than offset the expense increase associated with annual merit increases.  Further contributing to lower noninterest expense was professional fees and costs associated with foreclosed assets.  For the three months ended March 31, 2020, professional fees decreased $74,000 from the same period last year in relation to lower legal and accounting fees.  For the same period, foreclosed asset expense decreased $63,000.  Partially offsetting the expense reductions above was an increase in data processing, which increased $64,000 from the prior year first quarter primarily due to credit card processing and website maintenance costs.
Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 16 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.
Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) impacts from the novel coronavirus (COVID-19) pandemic on our business, operations, customers and capital position; (ii) higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; (iii) the impact of COVID-19 on local, national and global economic conditions; unexpected changes in interest rates or disruptions in the mortgage market related to COVID-19 or responses to the health crisis;  (iv) the effects of various governmental responses to the COVID-19 pandemic; (v) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (vi) competitive pressures;  (vii) fluctuations in interest rates; (viii) the level of defaults and prepayment on loans made by the Company; (ix) unanticipated litigation, claims, or assessments; (x) fluctuations in the cost of obtaining funds to make loans; (xi) regulatory changes; (xii) and other factors that may be described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended
	March 31,
	2020	2019
PER SHARE DATA
Earnings per share	$0.21	$0.25
Dividends per share	$0.21	$0.21
Book value per share	$27.26	$25.29
Dividend payout ratio (a)	100.34%	83.46%
Weighted average shares outstanding	4,787,446	4,748,474

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$154	$179
Dividends reinvested under
dividend reinvestment plan (c)	$372	$351

PERFORMANCE RATIOS
Return on average equity	3.14%	4.08%
Return on average assets	0.40%	0.47%
Net interest margin (d)	4.34%	4.89%
Efficiency ratio (e)	65.42%	71.72%
Average earning assets (in 000's)	$936,008	$953,335

(a) Total dividends paid as a percentage of net income.
(b) Shares may be purchased from OVBC and on secondary market.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended
(in $000's)	March 31,
	2020	2019
Interest income:
Interest and fees on loans	$10,873	$11,912
Interest and dividends on securities	750	827
Interest on interest-bearing deposits with banks	162	319
Total interest income	11,785	13,058
Interest expense:
Deposits	1,509	1,342
Borrowings	272	329
Total interest expense	1,781	1,671
Net interest income	10,004	11,387
Provision for loan losses	3,846	2,377
Noninterest income:
Service charges on deposit accounts	493	503
Trust fees	68	64
Income from bank owned life insurance and
annuity assets	217	178
Mortgage banking income	90	69
Debit / credit card interchange income	943	914
Loss on other real estate owned	(101)	----
Tax preparation fees	615	----
Litigation settlement	2,000	----
Other	117	118
Total noninterest income	4,442	1,846
Noninterest expense:
Salaries and employee benefits	5,455	5,536
Occupancy	432	453
Furniture and equipment	262	263
Professional fees	598	672
Marketing expense	268	270
FDIC insurance	----	3
Data processing	599	535
Software	381	411
Foreclosed assets	43	106
Amortization of intangibles	17	31
Other	1,464	1,288
Total noninterest expense	9,519	9,568
Income before income taxes	1,081	1,288
Income taxes	79	95
NET INCOME	$1,002	$1,193

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	March 31,	December 31
	2020	2019
ASSETS
Cash and noninterest-bearing deposits with banks	$16,023	$12,812
Interest-bearing deposits with banks	50,648	39,544
Total cash and cash equivalents	66,671	52,356
Certificates of deposit in financial institutions	2,360	2,360
Securities available for sale	112,191	105,318
Securities held to maturity (estimated fair value: 2020 - $12,115; 2019 - $12,404)	11,808	12,033
Restricted investments in bank stocks	7,506	7,506
Total loans	775,086	772,774
Less: Allowance for loan losses	(8,729)	(6,272)
Net loans	766,357	766,502
Premises and equipment, net	20,970	19,217
Premises and equipment held for sale, net	649	653
Other real estate owned	325	540
Accrued interest receivable	2,650	2,564
Goodwill	7,319	7,319
Other intangible assets, net	157	174
Bank owned life insurance and annuity assets	30,813	30,596
Operating lease right-of-use asset, net	998	1,053
Other assets	5,067	5,081
Total assets	$1,035,841	$1,013,272

LIABILITIES
Noninterest-bearing deposits	$213,262	$222,607
Interest-bearing deposits	632,617	598,864
Total deposits	845,879	821,471
Other borrowed funds	32,459	33,991
Subordinated debentures	8,500	8,500
Operating lease liability	998	1,053
Accrued liabilities	17,509	20,078
Total liabilities	905,345	885,093

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2020 - 5,447,185 shares issued; 2019 - 5,447,185 shares issued)	5,447	5,447
Additional paid-in capital	51,165	51,165
Retained earnings	86,748	86,751
Accumulated other comprehensive income (loss)	2,848	528
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	130,496	128,179
Total liabilities and shareholders' equity	$1,035,841	$1,013,272